UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2015

Open Text Corporation

(Exact name of Registrant as specified in its charter)

Canada	0-27544	98-0154400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Frank Tompa Drive, Waterloo, Ontario, Canada N2L 0A1

(Address of principal executive offices)

(519) 888-7111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously announced, on December 5, 2014, Open Text Corporation (“OpenText”) and Asteroid Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of OpenText (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Actuate Corporation, a Delaware corporation (“Actuate”). Pursuant to the Merger Agreement, and on the terms and subject to the conditions thereof, among other things, Purchaser commenced a tender offer on December 16, 2014, to acquire all of the shares of common stock of Actuate, including the associated preferred stock purchase right issued under Actuate’s rights agreement (each, a “Share”), that were issued and outstanding, at a purchase price of $6.60 per share in cash, without interest thereon and subject to any required withholding taxes (the “Offer Price”), upon the terms and conditions set forth in the Offer to Purchase dated December 16, 2015 (as amended or supplemented, the “Offer to Purchase”), and in the related Letter of Transmittal (as amended or supplemented, the “Letter of Transmittal and together with the Offer to Purchase, the “Offer”).

The Offer expired at 9:00 a.m., New York City time, on Friday, January 16, 2015. The Depositary for the Offer has indicated that a total of 39,385,288 Shares (excluding Shares tendered pursuant to guaranteed delivery procedures but not yet delivered and Shares that were owned as of the date of the commencement of the Offer by Actuate, OpenText or any direct or indirect wholly-owned subsidiary of Actuate or OpenText) were validly tendered in accordance with the terms of the Offer and not withdrawn on or prior to the expiration of the Offer. The validly tendered Shares represent approximately 86.6% of the Shares outstanding as of the expiration of the Offer. In addition, notices of guaranteed delivery have been delivered with respect to 945,157 Shares. The number of Shares tendered into the Offer satisfied the Minimum Tender Condition (as defined in the Merger Agreement) as of the expiration of the Offer. All conditions to the Offer have been satisfied. Purchaser has accepted for payment all Shares that were validly tendered and not withdrawn, in accordance with the terms of the Offer.

On January 16, 2015, following the expiration of the Offer and acceptance for payment of the Shares tendered pursuant to the Offer, OpenText completed its acquisition of Actuate pursuant to the terms of the Merger Agreement. Pursuant to the terms and conditions of the Merger Agreement, Purchaser merged with and into Actuate (the “Merger”), with Actuate surviving the Merger as a wholly-owned subsidiary of OpenText, pursuant to the procedure provided for under Section 251(h) of the Delaware General Corporation Law (the “DGCL”), without any stockholder approvals. As a result of the Merger, each Share outstanding immediately prior to the effective time of the Merger was automatically canceled and converted into the right to receive the Merger Consideration (as defined in the Merger Agreement), without interest thereon and subject to any required withholding taxes (which is the same amount per Share that will be paid in the Offer), other than Shares held (i) by OpenText or Purchaser or any wholly-owned subsidiary of OpenText or Actuate, which Shares were canceled and ceased to exist without payment being made with respect to such Shares, or (ii) by Actuate stockholders who are entitled to and who validly exercise appraisal rights under DGCL Section 262 with respect to such Shares.

Shares ceased trading on the Nasdaq Global Select Market prior to market open on January 16, 2015.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement which is incorporated by reference herein from Exhibit 2.1 to the Current Report on Form 8-K filed by OpenText with the U.S. Securities and Exchange Commission (the “SEC”) on December 5, 2014.

Item 7.01	Regulation FD Disclosure

On January 16, 2015, OpenText issued a press release regarding the matters described in this Current Report on Form 8-K. A copy of the press release is being furnished herewith as Exhibit 99.1. The website addresses of OpenText and Actuate are included in the press release as inactive textual references only. The information contained on theses websites is not part of the press release and shall not be deemed furnished to the SEC.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of December 5, 2014, by and among Open Text Corporation, Asteroid Acquisition Corporation and Actuate Corporation (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Open Text Corporation on December 5, 2014)

99.1	Press Release issued by Open Text Corporation on January 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN TEXT CORPORATION

January 16, 2015	By:	/s/ Gordon A. Davies
Gordon A. Davies Chief Legal Officer and Corporate Secretary

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of December 5, 2014, by and among Open Text Corporation, Asteroid Acquisition Corporation and Actuate Corporation (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Open Text Corporation on December 5, 2014)

99.1	Press Release issued by Open Text Corporation on January 16, 2015